Exhibit 99

FOR IMMEDIATE RELEASE

RPC, Inc. Reports 2008 Fourth Quarter and Annual Financial Results

ATLANTA, January 28, 2009 -- RPC, Inc. (NYSE: RES) today announced its unaudited results for the fourth quarter ended December 31, 2008.  RPC provides a broad range of specialized oilfield services and equipment primarily to independent and major oilfield companies engaged in the exploration, production and development of oil and gas properties throughout the United States and in selected international markets.

For the quarter ended December 31, 2008, revenues increased 22.4 percent to $227,844,000 compared to $186,189,000 in the fourth quarter last year.  Revenues increased compared to the prior year due to a higher capacity of revenue-producing equipment placed in service during the last 12 months and greater utilization of most of the fleet of revenue-producing equipment, partially offset by lower pricing for our services in several service lines.  Operating profit for the quarter increased 5.8 percent to $36,697,000 compared to $34,685,000 in the prior year.  Net income increased 0.6 percent to $20,408,000 or $0.21 diluted earnings per share, compared to $20,296,000 or $0.21 diluted earnings per share last year.  Earnings before interest, taxes, depreciation and amortization (EBITDA) were $67,234,000 compared to $58,668,000 in the prior year, an increase of 14.6 percent. 1

Cost of revenues was $130,908,000, or 57.5 percent of revenues, during the fourth quarter of 2008, compared to $101,032,000, or 54.3 percent of revenues, in the prior year.  The increase in these costs was due to increased activity levels and the variable nature of many of these expenses, including materials and supplies, compensation, and maintenance and repairs.  As a percentage of revenues, cost of revenues increased because of more competitive pricing, higher costs of proppant used in our pressure pumping service line and increased maintenance and repairs expenses, partially offset by lower fuel costs and direct labor cost efficiencies realized from higher utilization of our fleet of equipment during the quarter compared to last year.

Selling, general and administrative expenses increased by 5.5 percent in the fourth quarter of 2008 to $30,153,000 from $28,571,000 in the prior year.  This increase was due primarily to higher employment and other costs consistent with higher activity levels.  As a percentage of revenues, however, these costs decreased to 13.2 percent in 2008 compared to 15.3 percent last year due to positive leverage of these costs realized from the higher revenues.  Depreciation and amortization increased to $31,455,000 during the quarter, compared to $23,702,000 last year, due to the capital expenditures made during the last year.  Interest expense decreased during the quarter compared to the prior year, from $1,666,000 last year to $1,320,000 in 2008, due to lower interest rates, partially offset by a higher average balance on RPC’s revolving credit facility.

For the twelve months ended December 31, 2008, revenues increased 27.1 percent to $876,977,000 compared to $690,226,000 last year.  Net income decreased 4.2 percent to $83,403,000, or $0.85 diluted earnings per share, compared to net income of $87,049,000, or $0.89 diluted earnings per share last year.

“We are pleased with RPC’s operational performance during the quarter,” stated Richard A. Hubbell, RPC’s President and Chief Executive Officer.  “Our revenues for the quarter grew by 22.4 percent compared to the prior year, which was higher than the growth in the domestic rig count, which grew by 6.3 percent.  Our revenues grew due to capacity increases and our continued success in utilizing our expanded fleet of equipment.  We also benefited from the increased service intensity of some of our pressure pumping work and other services which support unconventional completion activities, which continue to be an area of
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1 EBITDA is a financial measure which does not conform to generally accepted accounting principles (GAAP).  Additional disclosure regarding this non-GAAP financial measure is disclosed in Appendix A to this press release.

4th Quarter 2008 Press Release

strength for us.  Our operating margin during the quarter was 16.1 percent of revenues, which was lower than both the prior quarter and the prior year.  This declining operating margin is due to competitive pricing for our services, increased costs of many of the materials and supplies used in our business, and higher maintenance expenses.  These increased costs are partially offset by leverage on our fixed costs including direct labor.

“Although the average rig count was higher during the quarter compared to the prior year, it began to decline during the fourth quarter and has continued to decline during the first part of 2009.  The average price of natural gas during the quarter decreased by 9.7 percent compared to the prior year, and the average price of oil decreased by 36.9 percent during the quarter.  The ongoing declines in the domestic rig count and commodity prices force us to be extremely cautious about the near-term prospects for our business.  This caution is intensified by our concerns over the global recession and the implications for the demand for oil and natural gas. We are responding to this cyclical downturn by implementing pre-planned cost control measures and continuing scrutiny of capital expenditures.

“We made $33 million in capital expenditures during the fourth quarter, 35 percent lower than in the fourth quarter last year.  The balance on our credit facility at the end of the quarter was $174.5 million, a 6.0 percent decrease compared to the end of the third quarter.  We intend to maintain a conservative balance sheet, especially in the current uncertain environment,” concluded Hubbell.

Summary of Segment Operating Performance

RPC’s business segments are Technical Services and Support Services.

Technical Services includes RPC’s oilfield service lines that utilize people and equipment to perform value-added completion, production and maintenance services directly to a customer’s well.  These services are generally directed toward improving the flow of oil and natural gas from producing formations or to address well control issues.  The Technical Services segment includes pressure pumping, coiled tubing, hydraulic workover services, nitrogen, downhole tools, surface pressure control equipment, well control, and fishing tool operations.

Support Services includes RPC’s oilfield service lines that provide equipment for customer use or services to assist customer operations.  The equipment and services offered include rental of drill pipe and related tools, pipe handling, inspection and storage services and oilfield training services.

Technical Services revenues rose 19.5 percent for the quarter compared to the prior year, driven by higher capacity, strong industry activity, which included more unconventional drilling and improved utilization, particularly in pressure pumping and downhole tool services.  Competitive pricing pressures partially offset these factors in most of the Technical Services service lines.  Support Services revenues rose by 38.3 percent during the quarter compared to the prior year because of increased activity in the rental tool service line, which is the largest service line within Support Services, partially offset by lower pricing.  Operating profit increased in the Support Services segment due to revenue growth and direct and fixed cost leverage, but decreased in Technical Services due to lower pricing and higher costs for proppant, as well as increased maintenance and repairs expenses.

4th Quarter 2008 Press Release

	Three Months Ended December 31		12 Months Ended December 31
	2008	2007	2008	2007
	(in thousands)
Revenues:
Technical services	$188,015	$157,399	$745,991	$574,723
Support services	39,829	28,790	130,986	115,503
Total revenues	$227,844	$186,189	$876,977	$690,226
Operating Profit:
Technical services	$23,360	$29,222	$110,648	$116,493
Support services	13,560	6,391	36,515	29,955
Corporate expenses	(1,592)	(2,729)	(9,360)	(10,703)
(Loss) on disposition of assets, net	1,369	1,801	6,367	6,293
Total operating profit	$36,697	$34,685	$144,170	$142,038
Other (Expense)/Income, net	(918)	281	(1,176)	1,905
Interest Expense	(1,320)	(1,666)	(5,282)	(4,179)
Interest Income	10	21	73	70

Income before income taxes	$34,469	$33,321	$137,785	$139,834

RPC, Inc. will hold a conference call today, January 28, 2009 at 9:00 a.m. EST to discuss the results of the fourth quarter and full year.  Interested parties may listen in by accessing a live webcast in the investor relations section of RPC, Inc.’s Web site at www.rpc.net.  The live conference call can also be accessed by calling (888) 744-3690 or (706) 643-1513 and using the access code #80241742.

A replay of the conference call will be available in the investor relations section of RPC, Inc.’s Web site (www.rpc.net) beginning approximately two hours after the call.  The rebroadcast will also be available until February 4, 2009 via telephone by calling (800) 642-1687 or (706) 645-9291 and using the access code #80241742.

RPC provides a broad range of specialized oilfield services and equipment primarily to independent and major oilfield companies engaged in the exploration, production and development of oil and gas properties throughout the United States, including the Gulf of Mexico, mid-continent, southwest and Rocky Mountain regions, and in selected international markets.  RPC’s investor website can be found at www.rpc.net.

Certain statements and information included in this press release constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include statements that the ongoing declines in the domestic rig count and commodity prices force us to be extremely cautious about the near-term prospects for our business; our caution about the near-term prospects for our business is intensified by our concerns over the global recession and the implications for the demand for oil and natural gas; our ability to respond to cyclical downturn in our business by implementing pre-planned cost control measures and continuing scrutiny of capital expenditures; and our intention to maintain a conservative balance sheet, especially in the current uncertain environment.  These statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of RPC to be materially different from any future results, performance or achievements expressed or implied in such forward-looking statements. Such risks include changes in general global business and economic conditions, drilling activity and rig count; unanticipated demands on our liquidity or difficulties in collecting trade accounts receivable accounts; turmoil in the financial markets and the potential difficulty to fund our capital needs; the potentially high cost of capital required to fund our capital needs; the possibility that recent unconventional exploration and production activities may cease or change in nature so as to reduce demand for our services; the possibility of declines in the price of oil and natural gas, which tend to result in a decrease in drilling activity and therefore a decline in the demand for our services, the actions of the OPEC cartel, the ultimate impact of current and potential political unrest and armed conflict in the oil-producing regions of the world, which could impact drilling activity, adverse weather conditions in oil or gas producing regions, including the Gulf of Mexico, competition in the oil and gas industry, an inability to implement price increases, and risks of international operations. Additional discussion of factors that could cause the actual results to differ materially from management's projections, forecasts, estimates and expectations is contained in RPC's Form 10-K filed with the Securities and Exchange Commission for the year ended December 31, 2007.

4th Quarter 2008 Press Release

For information about RPC, Inc., please contact:

Ben M. Palmer	Jim Landers
Chief Financial Officer	Vice President, Corporate Finance
(404) 321-2140	(404) 321-2162
irdept@rpc.net	jlanders@rpc.net

4th Quarter 2008 Press Release

RPC INCORPORATED AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS (In thousands except per share data)
Periods ended December 31, (Unaudited)	Fourth Quarter			Twelve Months
	2008	2007	% BETTER (WORSE)	2008	2007	% BETTER (WORSE)
REVENUES	$227,844	$186,189	22.4%	$876,977	$690,226	27.1%
COSTS AND EXPENSES:
Cost of revenues	130,908	101,032	(29.6)	503,631	368,175	(36.8)
Selling, general and administrative expenses	30,153	28,571	(5.5)	117,140	107,800	(8.7)
Depreciation and amortization	31,455	23,702	(32.7)	118,403	78,506	(50.8)
Gain on disposition of assets, net	(1,369)	(1,801)	(24.0)	(6,367)	(6,293)	1.2
Operating profit	36,697	34,685	5.8	144,170	142,038	1.5
Interest expense	(1,320)	(1,666)	20.8	(5,282)	(4,179)	(26.4)
Interest income	10	21	(52.4)	73	70	4.3
Other (expense) income, net	(918)	281	NM	(1,176)	1,905	NM
Income before income taxes	34,469	33,321	3.4	137,785	139,834	(1.5)
Income tax provision	14,061	13,025	(8.0)	54,382	52,785	(3.0)
NET INCOME	$20,408	$20,296	0.6%	$83,403	$87,049	(4.2	) %

EARNINGS PER SHARE
Basic	$0.21	$0.21	0.0%	$0.86	$0.90	(4.4	) %
Diluted	$0.21	$0.21	0.0%	$0.85	$0.89	(4.5	) %

AVERAGE SHARES OUTSTANDING
Basic	96,122	96,462		96,565	96,268
Diluted	96,897	98,124		97,865	98,362

4th Quarter 2008 Press Release

RPC INCORPORATED AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
At December 31, (Unaudited)	(In thousands)
	2008	2007
ASSETS
Cash and cash equivalents	$3,037	$6,338
Accounts receivable, net	210,375	176,154
Inventories	49,779	29,602
Deferred income taxes	6,187	3,974
Income taxes receivable	15,604	12,296
Prepaid expenses and other current assets	7,841	6,696
Total current assets	292,823	235,060
Property, plant and equipment, net	470,115	433,126
Goodwill	24,093	24,093
Other assets	6,430	8,736
Total assets	$793,461	$701,015

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable	$61,217	$61,371
Accrued payroll and related expenses	20,398	17,972
Accrued insurance expenses	4,640	4,753
Accrued state, local and other taxes	2,395	1,719
Income taxes payable	3,359	4,340
Other accrued expenses	320	567
Total current liabilities	92,329	90,722
Accrued insurance expenses	8,398	8,166
Notes payable to banks	174,450	156,400
Pension liabilities	11,177	4,527
Other long-term liabilities	3,628	2,692
Deferred income taxes	54,395	29,236
Total liabilities	344,377	291,743
Common stock	9,770	9,804
Capital in excess of par value	3,990	16,728
Retained earnings	445,356	385,281
Accumulated other comprehensive loss	(10,032)	(2,541)
Total stockholders' equity	449,084	409,272
Total liabilities and stockholders' equity	$793,461	$701,015

4th Quarter 2008 Press Release

Appendix A

RPC has used the non-GAAP financial measure of earnings before interest, taxes, depreciation and amortization (EBITDA) in today's earnings release, and anticipates using EBITDA in today's earnings conference call.  EBITDA should not be considered in isolation or as a substitute for operating income, net income or other performance measures prepared in accordance with GAAP.  RPC uses EBITDA as a measure of operating performance because it allows us to compare performance consistently over various periods without regard to changes in our capital structure.  We are also required to use EBITDA to report compliance with financial covenants under our revolving credit facility.  A non-GAAP financial measure is a numerical measure of financial performance, financial position, or cash flows that either 1) excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable measure calculated and presented in accordance with GAAP in the statement of operations, balance sheet or statement of cash flows, or 2) includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable measure so calculated and presented.  Set forth below is a reconciliation of EBITDA with Net Income, the most comparable GAAP measure.  This reconciliation also appears on RPC's investor website, which can be found on the Internet at www.rpc.net.

Periods ended December 31, (Unaudited)	Fourth Quarter			Twelve Months
	2008	2007	% BETTER (WORSE)	2008	2007	% BETTER (WORSE)

Reconciliation of Net Income to EBITDA
Net Income	$20,408	$20,296	0.6%	$83,403	$87,049	(4.2	) %
Add:
Income tax provision	14,061	13,025	(8.0)	54,382	52,785	(3.0)
Interest expense	1,320	1,666	20.8	5,282	4,179	(26.4)
Depreciation and amortization	31,455	23,702	(32.7)	118,403	78,506	(50.8)
Less:
Interest income	10	21	(52.4)	73	70	4.3
EBITDA	$67,234	$58,668	14.6%	$261,397	$222,449	17.5%

EBITDA PER SHARE
Basic	$0.70	$0.61	14.8%	$2.71	$2.31	17.3%
Diluted	$0.69	$0.60	15.0%	$2.67	$2.26	18.1%